UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 3, 2013

(Date of earliest event reported)

Corning Natural Gas Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 3, 2013, Corning Natural Gas Corporation (the "Company") refinanced approximately $7.8 million of its existing indebtedness with M&T Bank ("M&T") and obtained $4.0 million in new financing from M&T. The Company entered into the following two notes in favor of M&T, which are in replacement of and in substitution for (a) a $6 million loan agreement and note with M&T, dated as of March 4, 2010, that had an interest rate to 6.5%, and (b) a note, dated as of October 27, 2010, executed by the Company in favor of M&T in the original principal amount of approximately $1.8 million that had an interest rate of 5.76%:

  A Replacement Multiple Disbursement Term Note, dated September 3, 2013, in the original principal amount of $4.8 million. Until October 31, 2013, the note is payable as interest only at an interest rate equal to 3.25% above one-month LIBOR, adjusted daily. On October 31, 2013, the note will convert to a permanent loan payable over five years in monthly installments of principal and interest calculated on a five-year amortization schedule. The interest rate on this note during the permanent loan period will be a variable interest rate equal to 2.75% plus the sum of (a) the yield on United States Treasury Obligations adjusted to a constant maturity of five years and (b) the "ask" side of the five year swap spread as published by Bloomberg, L.P. or another service commonly used by M&T, each as in effect on October 29, 2013. Unless sooner demanded or accelerated under the terms of the note, the loan will mature on November3, 2018, at which time all outstanding principal and any unpaid interest owed under the note will become due.
  A Replacement Term Note, dated September 3, 2013, in the original principal amount of $3.0 million that bears interest at a fixed rate of 4.51%. The note is payable over five years in equal monthly installments of principal and interest of $56,028.42. Unless sooner demanded or accelerated under the terms of the note, the loan will mature on September 3, 2018, at which time all outstanding principal and any unpaid interest owed under the note will become due.

Also on September 3, 2013, the Company entered into a Multiple Disbursement Term Note with M&T Bank, dated as of September 3, 2013, in the original principal amount of $4.0 million, the proceeds of which will be used to fund construction projects related to furnishing natural gas within the Company's service area. Until November 30, 2013, the note is payable as interest only at an interest rate equal to the rate in effect each day as announced by M&T Bank as its prime rate of interest. On November 30, 2013, the note will convert to a permanent loan payable over five years in equal monthly installments of principal and interest and calculated on a ten-year amortization schedule. The interest rate on this note during the permanent loan period will be a variable interest rate equal to 2.75% plus the sum of (a) the yield on United States Treasury Obligations adjusted to a constant maturity of five years and (b) the "ask" side of the five year swap spread as published by Bloomberg, L.P. or another service commonly used by M&T, each as in effect on November 28, 2013. Unless sooner demanded or accelerated under the terms of the note, the loan will mature on December 3, 2018, at which time all outstanding principal and any unpaid interest owed under the note will become due.

Any amounts due under the three new notes will become immediately due and payable in the event of default, as defined in each note. Each of the notes also contains customary representations, warranties, and covenants made by the parties. The notes are secured by a Specific Security Agreement, dated as of September 3, 2013 (the "Security Agreement"), executed by the Company in favor of M&T, pursuant to which the Company granted to M&T a security interest in substantially all of the Company's assets not previously pledged for other obligations including, among other things, the Company's fixtures, equipment, and all rights in the Company's gas distribution system pursuant to municipal franchises or otherwise, including pipelines, easements, rights of way, and compressors. The note in the original principal amount of $3.0 million is also secured by a Mortgage dated May 7, 2008, in the amount of $3.0 million on the Company's principal place of business. The Mortgage was filed as Exhibit 10.5 to the Company's current report on Form 8-K dated May 7, 2008, and filed with the Securities and Exchange Commission on May 28, 2013, and is incorporated by reference herein.

The foregoing description of the notes and the Security Agreement is not complete and is qualified in its entirety by the full and complete terms of the notes and the Security Agreement, which are attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Replacement Multiple Disbursement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank.

10.2	Replacement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank.

10.3	Multiple Disbursement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank.

10.4	Specific Security Agreement, dated as of September 3, 2013, by and between the Company and M&T Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: September 9, 2013

EXHIBIT INDEX
Exhibit No.	Description
10.1	Replacement Multiple Disbursement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank.

10.2	Replacement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank.

10.3	Multiple Disbursement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank.

10.4	Specific Security Agreement, dated as of September 3, 2013, by and between the Company and M&T Bank.